UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 25, 2007

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Resolution of continued listing deficiencies with the American Stock Exchange

On October 25, 2007, the Amex notified MPC Corporation (the “Company”) that it has resolved the continued listing deficiencies based on a review by the Amex of publicly available information, including the Company’s press release dated October 1, 2007, its Securities and Exchange Commission filings, and other correspondence provided to the Amex by the Company.

Previously, the American Stock Exchange (“Amex”) issued a notice dated April 13, 2006 that Company failed to satisfy the continued listing standards of Section 1003(a)(iv) of the Amex Company Guide because it sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of Amex, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.

The October 25, 2007 notice from the Amex has indicated that Company is subject to provisions of Section 1009(h) of the Amex Company Guide for a period of twelve months which provides for the method of evaluation and appropriate action by the Amex staff should the Company fall below the continued listing standards during that period. Depending on the circumstances, such action includes truncating procedures related to compliance with the continued listing standards or immediately initiating delisting proceedings.

On October 29, 2007, MPC Corporation issued a press release concerning the Amex notice described in Item 3.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1	Press release issued by MPC Corporation dated October 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: October 29, 2007	By: /s/ Curtis Akey Curtis Akey Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by MPC Corporation dated October 29, 2007